UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2021

INTERNATIONAL TOWER HILL MINES LTD.

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-33638	N/A
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2710-200 Granville Street
Vancouver, British Columbia, Canada	V6C 1S4
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 683-6332

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Shares, no par value	THM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On November 4, 2021, International Tower Hill Mines Ltd. (the “Company”) issued a press release regarding the results of a pre-feasibility study (“PFS”) on an optimized configuration for the Company’s Livengood Gold Project located near Fairbanks, Alaska. A copy of the press release is furnished with this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 8.01 Other Events.

On November 4, 2021, the Company announced the results of the PFS for its Livengood Gold Project. The PFS details a project that would process 65,000 tons per day and produce 6.4 million ounces of gold over 21 years from a gold resource estimated at 13.6 million ounces at 0.60 g/tonne. The PFS utilized a third-party review by Whittle Consulting and BBA Inc. to integrate new interpretations based on an expanded geological database, improved geological modelling, new resource estimation methodology, an optimized mine plan and production schedule, additional detailed metallurgical work at various gold grades and grind sizes, changes in the target grind for the mill, new engineering estimates, and updated cost inputs, all of which significantly de-risk the Livengood Gold Project. The PFS has estimated the capital costs of the Livengood Gold Project at US$1.93 billion, the total cost per ton milled at US$13.12, the all-in sustaining costs at US$1,171 per ounce, and an after-tax net present value (5%) of US$400 million at US$1,800/oz.

The PFS was prepared by independent third-party consultants and provides information on the optimized Livengood Gold Project with higher throughput, an updated resource estimate, and capital and operating cost estimates as compared to the project evaluated in the National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) April 2017 Technical Report (the “2017 Report”). The final version of the NI 43-101 technical report containing the PFS will be filed on SEDAR within 45 days.

As a result of the changes to the Livengood Gold Project as evaluated in the PFS, including differences in the mineral resource estimation methodology and changes to the economic parameters applied to the geologic block model (gold price, recovery, capital costs, and the total cost per ton milled), all of which resulted in a change in the mineral resources, the Livengood Gold Project as evaluated in the 2017 Report is no longer considered current and the 2017 Report should therefore not be relied upon by investors.

The Company cautions that the PFS is preliminary in nature, and is based on technical and economic assumptions which would be further refined and evaluated in a full feasibility study. The PFS is based on an updated Livengood Gold Project resource estimate effective as of August 20, 2021 using a different mineral resource model than used in the 2017 Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 4, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Tower Hill Mines Ltd.
(Registrant)

Dated: November 4, 2021	By:	/s/ Karl Hanneman
	Name:	Karl Hanneman
	Title:	President and Chief Executive Officer